Exhibit 99.1

Upstryve Inc, Formerly ProBility Media Corp, Announces First Quarter Financial Results

Company’s Adjusted EBITDA for the Quarter Grows by $332,555 and Gross Profit Grows by 24% Compared to the Same Period in 2020

COCONUT CREEK, Fla., Oct. 14, 2021 /PRNewswire/ - Upstryve Inc. (“Upstryve” or the “Company”), formerly ProBility Media Corp. (“ProBility”) (OTCPK: PBYA), an international education, training and career advancement company with a focus on vocational and skilled trades, today announces its First Quarter results for the period ended August 31st, 2021.

Highlights and Accomplishments from Recent Quarter End August 31, 2021

●	ProBility Media Corp completed a name change with the State of Nevada. The name change will become effective in the market following FINRA’s announcement. In connection with the name change, the Company will request that its trading symbol be changed.
●	The Company achieved Pink Current Status with OTC Markets
●	The Company completed the acquisition of Upstryve Inc. (FL).
●	North American Crane Bureau (NACB) announced a partnership with CM Labs for the opportunity to sell crane simulators to its clients.
●	NACB officially celebrated 35 years in business.
●	The Company partnered with Bizfluence Inc, an alternative social media platform for professionals for its Enterprises Direct Messaging and Community group features.
●	New Customer Contracts for NACB with companies including Tesla, Ford, BAE Systems, Dominion Energy, Westlake Petrochemical and others.
●	New international partnerships for NACB
●	Appointment of new corporate officers, including:

○	Dana Jackson as Chief Operating Officer
○	Lauren Paino as Chief Financial Officer
○	Johanna Viscaino as Chief Marketing Officer
○	Ori Gross as Chief Information Officer
○	Juan Garcia as Chief Learning Officer

●	STEM Initiative with CPS Energy by Disco Learning Media Inc. (Disco)
●	Continued Expansion of partnership with Itron Inc. and Disco
●	The launch of the Company’s Pre-Apprenticeship program

“We are pleased with a strong quarter of growth compared to the same period in 2020.” stated Lauren Paino, Chief Financial Officer. “The numbers for the first quarter still factor in some of our customers just beginning to get back to normal pre-Covid-19 shutdowns. We are proud of our continued restructuring of the balance sheet and the reduction of debt including convertible debt.”

“NACB is excited to announce continued growth throughout 2021. As we celebrate our 35th anniversary, NACB continues to provide the international community with the best full-service lift equipment training and certifications available today. We’ve experienced innovation and growth with new clientele here in the United States, overseas and the trend continues.” stated Dana Jackson, Chief Operating Officer. “Our returning clientele currently stands in the 90th percentile catapulting referral business across all industries where lift equipment is utilized. Due to this continued growth, we are proud to announce new positions on our Technical Training team. These new positions have been created and filled most recently with a United States military veteran.”

“Upstryve is just getting into gear. The response from companies, trade associations and trade professionals are very encouraging.” stated Noah Davis, President. “Our mission was and is to become a leader in providing education, training and mentoring to the skilled trades workforce.”

The Company was founded based on the movement of test preparation for the trades licensing to remote learning environments. Upstryve uses a tutor network to match students all over the United States with a professional who can provide one on one guidance in obtaining a license in numerous trades.

Upstryve utilizes a mentoring platform to provide early stage aspiring trade professionals and apprentices a career advancement program that offers certificate programs, mentor matching and guidance for job opportunities in the trades.

“In 2021 marketing has become more tech-savvy than ever before. Upstryve is staying up to date with the industry’s marketing advance. We have leveled up our ad strategy allowing us to cut spend and produce just as much revenue, yielding better returns then 2020 on our spend.” stated Johanna Viscaino, Chief Marketing Officer. “Our top two business driven ads have increased ROI by 21% from 2020 and our reach has expanded by over 100% touching new markets around the United States.”

“Supporting the learning process is the bedrock of our mission, and we’re pleased with the continued interest we’ve seen from corporations and organizations that want to partner with us to bring valuable training, tutoring, and upskilling for their employees.” stated Juan Garcia, Chief Learning Officer. “Investing in your workforce is the key to productivity and efficiency for your business, and Upstryve’s unique programs are designed to support today’s modern learners. We’re also poised for tremendous growth as the Great Resignation of 2021 pushed over 25 million workers to quit their jobs and seek a career change. We are already the premiere destination for preparing today’s trade students for tomorrow’s trade careers, and soon, we will be going further as we explore and add renewable energy training programs to our portfolio of resources.”

“Disco Learning Media’s 2021 growth streak continues as more organizations and institutions embrace the value and benefits of online learning in a post-Covid-19 academic environment. Prior to Covid-19 the technology, resources, and funding were often not available to develop the teaching and learning programs needed to attract and engage today’s modern learner. That has quickly changed and we’re seeing more opportunities on the horizon as schools and organizations have prioritized online and hybrid learning for students.” continued Mr. Garcia.

As a testament to this, Disco is proud to have recently partnered with energy research, media, and XR company Zpryme and CPS Energy, the largest municipally owned electric and natural gas provider in the United States, on a learning standardization project for the new Electrify San Antonio app. Likewise, Disco is currently in negotiations with Texas Executive Education to provide access to the in-depth energy resource, Energy 101, authored by professor and energy expert Dr. Michael E. Webber for an upcoming energy certification course. This new course will help to upskill hundreds of current and upcoming energy industry professionals and to prepare them for the forthcoming surge of clean and renewable energy jobs.

“The combination of ProBility’s customer base, reach and proprietary courses with Upstryve’s platform places us squarely in the same category as other online tutoring, education and career advancement companies attaining incredible valuations and interested outside capital.” continued Mr. Davis.

A reconciliation of the net gain for the quarter ending August 31, 2021 to adjusted EBITDA is below:

	Quarter End 8/31/21	Quarter End 8/31/20

Net Gain / Loss	$604,536	$(186,085)
Interest	52,346	51,420
PPP Loan Forgiveness	(458,992)	—
Adjusted EBITDA	$197,890	$(134,665)

Financial Highlights

●	As of August 31, 2021, the Company’s cash and cash equivalents were $134,517, total assets were $2,561,700, total liabilities were $5,552,924 and stockholders’ equity was a deficit of $2,991,223
●	Revenues for the quarter ended August 31, 2021, were $2,094,273 representing a increase of $281,349 or 13.43%, from the same period in 2020.
●	Adjusted EBITDA for the quarter ending August 31, 2021, was $197,890 compared to ($134,665) from the same period in 2020.

●	The Company reduced total liabilities by $1,343,412 or 24.19% for the quarter ending August 31, 2021, compared to its fiscal year end on May 31, 2021.
●	Convertible notes were reduced from $2,769,407 to $1,815,415 during the three months from May 31, 2021 to August 31, 2021.

Key Financial Subsequent Events

●	The Company further reduced convertible debt after August 31, 2021, to $1,543,530 with a portion of this debt only convertible into a fixed priced at $0.15, which is out of the money.

One Exam Prep Financial Highlights

●	One Exam Prep turned an operating profit of $74,263 for the quarter ending August 31, 2021, compared to ($176,373) for the same period in 2020. This represented a net gain of $250,636.
●	Publishing revenue increased by 301% with $106,618 in revenue compared to the same period with $35,386 in 2020.
●	Gross Profit increased by 19.41% with $654,352 for the quarter ending August 31, 2021, compared to a $547,985 gross profit in 2020. The main driver was the decrease in Cost of Goods Sold by 40% in 2021 compared to the same period in 2020.

North American Crane Bureau Financial Highlights

●	North American Crane Bureau Group (NACB) turned an operating income of $102,153 for the quarter ending August 31, 2021, compared to ($57,442) for the same period in 2020. This represented a increase of $159,595 in operating profit compared to the same period in 2020.
●	On Site Revenue, a key indicator for training with large corporate clients increased by 85.70% for the quarter ending August 31, 2021, compared to the same period in 2020. The increase in NACB’s largest source of revenue represents a key indicator that large corporate clients are restarting their contracts for training.
●	Classroom revenue, representing training classes held at NACB’s locations, increased by 110.72%. NACB has increased its access to classroom training at multiple partner locations in 2021. These classes require hands on training.

Disco Learning Media Inc Financial Highlights

●	Disco Learning Media (Disco) revenue increased by 11.18% for the quarter ending August 31, 2021, compared to the same period in 2020.
●	Disco’s operating profit fell to $8,308 for the quarter ending August 31, 2021, compared to $67,716 for the same period in 2020.

Upstryve Inc. (FL) Financial Highlights

●	Upstryve Inc. did not have a prior period in 2020 to compare to because of its formation in late 2020.
●	Upstryve Inc. turned an operating profit of $65,785 for the quarter ending August 31, 2021 and continues to see growth in revenue on a month by month basis.

About Upstryve Inc., formerly ProBility Media Corp

Upstryve is an international education, training, and career advancement company with a focus on vocational and skilled trades headquartered in southern Florida. Upstryve operates through its four brands including Upstryve, One Exam Prep, North American Crane Bureau Group and Disco Learning Media.

Upstryve is the only tutoring platform dedicated to providing aspiring trade professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. One Exam Prep provides licensing assistance and online test preparation for contractors throughout the United States. North American Crane Bureau Group (NACB) conducts over 400 safety programs each year all over the world for safety, rigging and crane training. NACB holds a federal accreditation under 29CFR part 1919, Cal/OSHA accreditation under Title 8, and is recognized by several states entities as being qualified to conduct lift equipment inspection / certification and / or operator training. Disco Learning Media specializes in eCourse development, program management, and consulting for learning experiences. For more information, visit www.upstryve.com/investors

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance, or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE Probility Media Corp.

Related Links

http://www.ProBilityMedia.com